Exhibit 4.2

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated as of November 20, 2017

to

INDENTURE

Dated as of October 11, 2012

Between

AIR LEASE CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

2.750% Senior Notes due 2023

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TABLE OF CONTENTS

(continued)

		Page

ARTICLE 10 MISCELLANEOUS PROVISIONS		16

Section 10.1.	Governing Law	16

Section 10.2.	Effect of Headings	16

Section 10.3.	Separability	16

Section 10.4.	Ratification of Indenture	16

Section 10.5.	Trustee Not Responsible for Recitals	16

Section 10.6.	Waiver of Jury Trial	16

Section 10.7.	Counterparts	17

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FOURTEENTH SUPPLEMENTAL INDENTURE, dated as of November 20, 2017 (this “Supplemental Indenture”), by and among Air Lease Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of October 11, 2012 (the “Base Indenture”), to provide for the issuance of the Company’s debt securities, to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of debt securities to be known as the “2.750% Senior Notes due 2023” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture, as supplemented by this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company by duly adopted resolutions has authorized certain officers of the Company to, among other things, determine the terms of the debt securities to be issued under the Indenture and execute any and all documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 2.01, 3.01 and 9.01 of the Base Indenture;

WHEREAS, Sections 9.01(e) and 9.01(g) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, in form satisfactory to the Trustee, to (i) add to, change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) to establish the form or terms of any Securities of any series permitted by Section 2.01 and Section 3.01 of the Base Indenture;

WHEREAS, the Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”));

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have, in each case, been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article 1 shall have the respective meanings assigned to them in this Article 1 and include the plural as well as the singular and, to the extent applicable, supersede the definitions thereof in the Base Indenture with respect to the Notes;

(b) all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture;

(c) unless the context otherwise requires, (i) any reference to an “Article” or “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture; and (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole as amended and/or supplemented by this Supplemental Indenture and not to any particular Article, Section or other subdivision; and

(d) unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

“Aircraft Assets” means (x) aircraft, airframes, engines (including spare engines), propellers, parts and other operating assets and pre-delivery payments relating to any of the items in this clause (x); and (y) intermediate or operating leases relating to any of the items in the foregoing clause (x).

“ALC Maillot” means ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

“ALC Warehouse” means ALC Warehouse Borrower, LLC, a Delaware limited liability company.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the excess, if any, of (x) the present value as of such Redemption Date of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through December 15, 2022, assuming such Note matured on such date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 15 basis points, over (y) the then outstanding principal of such Note.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Below Investment Grade Rating Event” means that at any time within 60 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) from the date of the public notice of a Change of Control or of the Company’s intention or that of any Person to effect a Change of Control, the rating on the Notes is lowered, and the Notes are rated below an Investment Grade Rating, by (x) one Rating Agency if the Notes are rated by less than two Rating Agencies, (y) both Rating Agencies if the Notes are rated by two Rating Agencies or (z) at least a majority of such Rating Agencies if the Notes are rated by three or more Rating Agencies; provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, and when used with respect to any Place of Payment, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of a Person means all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and other indebtedness (other than preferred stock) convertible into equity.

“Change of Control” means, the occurrence of any one of the following:

(x) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

(y) the consummation of (i) any consolidation or merger of the Company pursuant to which the Company’s Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, that Aircraft Asset leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of “all or substantially all” of the Company’s consolidated assets; provided further, however, that a transaction described in clause (i) or (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

(z) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Stock” shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

“Consolidated Tangible Assets” at any date, means the total assets of the Company and its Subsidiaries reported on the most recently prepared consolidated balance sheet of the Company filed with the Commission or delivered to the Trustee as of the end of a fiscal quarter, less all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets of the Company or any of its Subsidiaries or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names, unamortized debt discount and goodwill.

“Convertible Notes” means indebtedness of the Company that is optionally convertible into Capital Stock of the Company (and/or cash based on the value of such Capital Stock) and/or indebtedness of a Subsidiary of the Company that is optionally exchangeable for Capital Stock of the Company (and/or cash based on the value of such Capital Stock).

“Default” means any event that is, or after the notice or passage of time or both would be, an Event of Default.

“DTC” means The Depository Trust Company.

“ECA Indebtedness” means any indebtedness incurred in order to fund the deliveries of new Aircraft Assets, which indebtedness is guaranteed by one or more Export Credit Agencies, including guarantees thereof by the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the Commission promulgated thereunder.

“Export Credit Agencies” means collectively, the export credit agencies or other governmental authorities that provide export financing of new Aircraft Assets (including, but not limited to, the Brazilian Development Bank, Compagnie Francaise d’Assurance pour le Commerce Exterieur, Her Britannic Majesty’s Secretary of State acting by the Export Credits Guarantee Department, Euler-Hermes Kreditversicherungs AG, the Export-Import Bank of the United States, the Export Development Canada or any successor thereto).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Holder” means a Person in whose name a Note is registered in the Security Register for the Notes, and such Person shall be treated as the owner of such Note for all purposes under the Indenture.

“Indenture” means the Base Indenture as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of the Base Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture and any such supplemental indenture, respectively. The term “Indenture,” when used with respect to a particular series of Securities (including the Notes), shall also include the terms of such particular series of Securities (including the Notes) established as contemplated by Section 3.01 of the Base Indenture, including by this Supplemental Indenture.

“interest” with respect to the Notes means interest with respect thereto.

“Investment Grade Rating” means a rating equal to or higher than BBB- by S&P, or the equivalent of any other Rating Agency, as applicable, or in each case the equivalent under any successor category of such Rating Agency.

“Issue Date” means November 20, 2017.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any Capital Lease, upon or with respect to any property or asset of such Person.

“Non-Recourse Indebtedness” means, with respect to any Person, any indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder, other than (x) recourse for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings, (y) recourse to the equity interests of such Person or its Subsidiaries and to a guarantee by the Company or any Affiliate of the Company that does not exceed 10% of the outstanding indebtedness of such Person and its Subsidiaries, including such a guarantee of Warehouse Facility Indebtedness, and (z) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on indebtedness.

“Notice of Default” means a written notice of the kind specified in clause (c) of Section 6.1 of this Supplemental Indenture.

“Place of Payment” means, with respect to the Notes, the place or places where the principal of and any premium and interest on the Notes are payable as specified as contemplated in the Indenture.

“Rating Agency” means S&P and any additional rating agency that provides a rating with respect to the Notes and is a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); provided, that if any such Rating Agency ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is a NRSRO.

“S&P” means Standard & Poor’s Ratings Services or any successor to its rating agency business.

“Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the Commission promulgated thereunder.

“Special Purpose Aircraft Financing Entity” means a Subsidiary of the Company (x) that engages in no business other than the purchase, finance, refinance, lease, sale and management of Aircraft Assets, the ownership of Special Purpose Aircraft Financing Entities and business incidental thereto; (y) substantially all of the assets of which are comprised of Aircraft Assets and/or Capital Stock in Special Purpose Aircraft Financing Entities; and (z) that is not obligated under, or the organizational documents or financing documents of which prevent it from incurring, in each case, indebtedness for money borrowed other than indebtedness incurred to finance or refinance the purchase, lease or acquisition of Aircraft Assets and the purchase of Special Purpose Aircraft Financing Entities or the cost of construction, repair, refurbishment, modification or improvement thereof.

“Subsidiary” of any Person means (x) any corporation, association or similar business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof (or Persons performing similar functions) or (y) any partnership, limited liability company, trust or similar entity of which more than 50% of the capital accounts, distribution rights or total equity, as applicable, is, in the case of clauses (x) and (y), at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Treasury Rate” means as of any Redemption Date the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2022; provided, however, that if the period from the Redemption Date to December 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Warehouse Facility Indebtedness” means indebtedness under (x) that certain Amended and Restated Warehouse Loan Agreement, dated as of June 21, 2013 and as amended as of October 14, 2013, July 23, 2014 and December 24, 2015, among ALC Warehouse, the lenders party thereto and Credit Suisse AG, New York Branch, as Agent, and (y) that certain Second Amended and Restated Credit Agreement, dated as of March 27, 2014, among ALC Maillot, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent, in the case of each of the foregoing clauses (x) and (y), as any such agreement may be amended, supplemented, extended, refinanced, renewed or replaced.

Section 1.2. Other Defined Terms. In addition to the definitions set forth in Section 1.1 above, the following terms shall have the respective meanings given in the Sections of this Supplemental Indenture set forth below:

Defined Term	Section
acceleration default	6.1(d)
Additional Notes	2.6
Bankruptcy Default	6.1(e)(ii)
Base Indenture	Recitals
Change of Control Offer	8.1(a)
Change of Control Payment	8.1(a)
Change of Control Payment Date	8.1(a)(ii)
Company	Recitals
Event of Default	6.1
Future Supplemental Indenture	Recitals
Notes	Recitals
payment default	6.1(d)
property	5.1
Successor Company	5.3(a)(i)
Supplemental Indenture	Recitals
Threshold Amount	6.1(d)
Trustee	Recitals

ARTICLE 2

TERMS AND DESCRIPTION OF NOTES

Section 2.1. Indenture. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes that may be issued from time to time, and shall not apply to any other Securities that may be issued under the Indenture unless an Officers’ Certificate or supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any conflicting provisions in the Indenture with respect to the Notes.

Section 2.2. Designation and Amount. There is hereby authorized and established a series of Securities under the Indenture, designated as the “2.750% Senior Notes due January 15, 2023.” The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is initially limited to $600,000,000, except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture and any Notes that, pursuant to Section 3.03 of the Base Indenture, are deemed never to have been authenticated and delivered, and subject to the Company’s ability to issue Additional Notes pursuant to Section 2.6.

Section 2.3. Form of Notes. The Notes are to be substantially in the form set forth in Exhibit A hereto. The Notes will initially be issued as Global Securities and registered in the name of Cede & Co., the nominee of DTC.

Section 2.4. Maturity. The Stated Maturity of principal of the Notes is January 15, 2023.

Section 2.5. Denominations Of Notes. The Notes shall be issuable in registered form without coupons in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Section 2.6. Additional Notes. Pursuant to Section 3.01 of the Base Indenture, the Company may, from time to time reopen the series and issue additional Notes (the “Additional Notes”) without notice to or consent of the Holders; provided, that such Additional Notes are fungible with the Notes issued on the Issue Date or are issued under separate CUSIP numbers (or other relevant identifying numbers); provided, further, that the Company will not be permitted to issue Additional Notes if, at the time of such issuance, the Company is not in compliance with Article 5 and Article 8. The Notes and any such Additional Notes shall be consolidated and form a single series of Securities and shall vote together as one class on all matters.

Section 2.7. Interest. The Notes will bear interest at the rate of 2.750% per annum. Interest payable on each Interest Payment Date will include interest accrued from (and including) the Issue Date, or from (and including) the most recent date to which interest has been paid or duly provided for, to (but excluding) the applicable Interest Payment Date or the Maturity, as the case may be. The Interest Payment Dates for the Notes are January 15 and July 15 commencing on July 15, 2018 and ending on Maturity; and the Regular Record Date for the interest payable on any Interest Payment Date is the January 1 or July 1, as the case may be, next preceding the relevant Interest Payment Date. If any Interest Payment Date, Redemption Date or Stated Maturity of a Note is not a Business Day, the payment otherwise required to be made on such date may be made on the next Business Day with the same force and effect as if made on such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Redemption Date, as the case may be.

Section 2.8. Paying Agent, Registrar, Place of Payment. The Company initially appoints the Trustee to act as Paying Agent and Security Registrar for the Notes, initially designates the corporate trust office of the Trustee located in The City of New York as the Place of Payment for the Notes and the office or agency described in Section 10.02 of the Base Indenture and initially designates DTC as the Depositary for the Notes. The Company may change the Paying Agent, the Security Registrar, the Depositary or the Place of Payment without prior notice to or consent of the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar. The Company will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Security.

Section 2.9. Sinking Fund. The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3

SATISFACTION AND DISCHARGE

Section 3.1. Satisfaction and Discharge of Indenture. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 4.01 of the Base Indenture is amended and restated in its entirety as follows with respect to the Notes:

(a) The Indenture will be discharged as to all Notes and will cease to be of further effect as to all Notes, when either:

(i) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(ii) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; (B) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; (C) the Company has paid or caused to be paid all sums payable or due and owing by the Company under the Indenture; and (D) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

(b) In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 6.07 of the Base Indenture, the obligations of the Trustee to any Authenticating Agent under Section 6.14 of the Base Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (ii)(A) of clause (a) of this Section 3.1, the obligations of the Trustee under Section 4.02 of the Base Indenture and the last paragraph of Section 10.03 of the Base Indenture shall survive.

ARTICLE 4

AMENDMENTS AND WAIVERS

Section 4.1. Supplemental Indentures without Consent of Holders. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 9.01 of the Base Indenture is hereby amended with respect to the Notes by the following:

(a) replacing the language in clause (d) thereof with “to add to or change any of the provisions of the Indenture or the terms of the Notes to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; provided, in each case, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended”; and

(b) replacing the word “indenture” in clause (q) thereof with “Indenture.”

Section 4.2. Supplemental Indentures with Consent of Holders. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 9.02 of the Base Indenture is hereby amended with respect to the Notes by the following:

(a) replacing the period at the end of clause (c) thereof with “, or”; and

(b) adding a new clause (d) after the end of clause (c) thereof, as follows: “(d) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Article 8 or Article 9 of the Supplemental Indenture whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control” or “Below Investment Grade Ratings Event”).”

ARTICLE 5

CERTAIN COVENANTS OF THE COMPANY

Section 5.1. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, at any time pledge or otherwise subject to any Lien any of its or such Subsidiary’s property, tangible or intangible, real or personal (hereinafter “property”), without thereby expressly securing the Notes (together, if the Company so chooses, with any other securities entitled to the benefit of a similar covenant) equally and ratably with any and all other indebtedness for borrowed money or Capital Leases, including any guarantee, secured by such Lien, so long as any such other indebtedness or Capital Lease shall be so secured, and the Company covenants that if and when any such Lien is created, the Notes will be so secured thereby; provided, that, the foregoing shall not apply to any Lien on any property existing as of the Issue Date or to the following Liens securing indebtedness for borrowed money or Capital Leases, including any guarantee:

(a) any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) securing Non-Recourse Indebtedness;

(b) any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) (i) existing at the time of acquisition of such property or the entity owning such property (including acquisition through merger or consolidation), or (ii) given to secure the payment of all or any part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) or to secure any indebtedness (including ECA Indebtedness) or Capital Lease incurred prior thereto, at the time of, or within 180 days (18 months in the case of Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) after, the acquisition, construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) for the purpose of financing all or part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement;

(c) Liens by a Subsidiary as security for indebtedness owed to the Company or any Subsidiary;

(d) a banker’s lien or right of offset of the holder of such indebtedness in favor of any lender of moneys or holder of commercial paper of the Company or any Subsidiary in the ordinary course of business on moneys of the Company or such Subsidiary deposited with such lender or holder in the ordinary course of business;

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien existing on the Issue Date or referred to in the foregoing clauses including in connection with the refinancing of indebtedness of the Company and its Subsidiaries secured by such Lien; and

(f) other Liens not permitted by any of the foregoing clauses (a) through (e) on any property, now owned or hereafter acquired; provided, that, no such Liens shall be incurred pursuant to this subsection (f) if the aggregate principal amount of outstanding indebtedness (without duplication for any guarantee of such indebtedness) and Capital Leases secured by Liens incurred pursuant to this subsection (f) subsequent to the Issue Date, including the Lien proposed to be incurred, shall exceed 20% of Consolidated Tangible Assets after giving effect to such incurrence and the use of proceeds of such indebtedness or Capital Leases.

(g) For the avoidance of doubt, nothing in this Section 5.1 shall limit Liens that do not secure indebtedness for borrowed money or Capital Leases.

Section 5.2. Release of Liens. Any Lien that is granted to secure the Notes pursuant to Section 5.1 shall be automatically released and discharged at the same time as the release (other than through the exercise of remedies with respect thereto) of each Lien that gave rise to such obligation to secure the Notes under Section 5.1.

Section 5.3. Merger, Consolidation or Sale of All or Substantially All Assets. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 8.01 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 5.3:

(a) The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s properties and assets, in one or more related transactions, to any Person unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) is a Person organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(ii) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

(b) The Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes; provided, that in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

(c) For purposes of this Section 5.3, Aircraft Asset leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of “all or substantially all” of the Company’s consolidated assets.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.1. Events of Default. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 6.1:

Each of the following is an “Event of Default”:

(a) default in any payment of interest on any Note when due, which default continues for a period of 30 days;

(b) default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Notes (other than a covenant or warranty with respect to which a default in performance or breach is elsewhere in this Section 6.1 specifically addressed or which covenant or warranty has been included in the Indenture solely for the benefit of one or more series of notes other than the Notes), and continuance of such default or breach for a period of 90 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(d) default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Company (or the payment of which is guaranteed by the Company) (other than indebtedness owed to any Subsidiary or Non-Recourse Indebtedness of the Company) now existing or hereafter created, which default shall constitute a failure by the Company to pay principal in an amount exceeding $200.0 million (the “Threshold Amount”) when due and payable by the Company at final stated maturity, after expiration of any applicable grace period with respect thereto (such default, a “payment default”), or shall have resulted in an aggregate principal amount of such indebtedness exceeding the Threshold Amount becoming due and payable by the Company prior to the date on which it would otherwise have become due and payable (such default, an “acceleration default”); provided, however, that in connection with any series of the Convertible Notes, (i) any conversion of such indebtedness by a holder thereof into shares of common stock, cash or a combination of cash and shares of common stock, (ii) the rights of holders of such indebtedness to convert into shares of common stock, cash or a combination of cash and shares of common stock and (iii) the rights of holders of such indebtedness to require any repurchase by the Company of such indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default hereunder; or

(e)

(i) the Company, pursuant to or within the meaning of any Bankruptcy Law: (A) commences proceedings to be adjudicated bankrupt or insolvent; (B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law; (C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) makes an admission in writing of its inability to pay its debts generally as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in a proceeding in which the Company is to be adjudicated bankrupt or insolvent; (B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company; or (C) orders the liquidation, dissolution or winding up of the Company; and the order or decree remains unstayed and in effect for 90 consecutive days (any such Event of Default specified in this clause (e), for purposes of the Notes, shall constitute a “Bankruptcy Default”).

Within 60 days following the date on which the Company becomes aware of a Default or receives notice of such Default, as applicable, if such Default is continuing, the Company shall deliver a certificate to the Trustee specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 6.1(d) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if (i) the default or defaults triggering such Event of Default pursuant to Section 6.1(d) shall be remedied or cured by the Company or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto; (ii) the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and (iii) all Events of Default with respect to Notes, except non-payment of principal of, or premium, if any, or interest on, the Notes that have become due solely by such declaration of acceleration of the Notes of such series, have been cured or waived as provided in the Indenture.

Section 6.2. Acceleration.

(a) Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, the first three paragraphs of Section 5.02 of the Base Indenture are hereby replaced with the following with respect to the Notes:

“If an Event of Default (other than an Event of Default described in Section 6.1(e) of the Supplemental Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company (and to the Trustee if given by Holders). Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

If an Event of Default described in Section 6.1(e) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.”

(b) Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, the fourth paragraph of Section 5.02 of the Base Indenture is hereby amended by replacing the period at the end of clause (b) thereof with “; and” and adding the following clause (c) thereafter: “(c) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.”

Section 6.3. Control by Holders. Notwithstanding Section 5.12 of the Base Indenture, the Trustee may refuse to follow any direction that conflicts with any law, rule, regulation or court order or the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any Holder or that would involve the Trustee in personal liability. Any application by the Trustee for written instructions from the requisite amount of Holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under the Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of Holders in response to such application specifying the action to be taken or omitted.

Section 6.4. Waivers. It shall not be necessary for any Act of Holders to approve the particular form of any waiver, but it shall be sufficient if such Act shall approve the substance thereof. A consent to any waiver by any Holder given in connection with a sale, tender or exchange of such Holder’s Notes will not be rendered invalid by such sale, tender or exchange.

ARTICLE 7

DEFEASANCE

Section 7.1. Covenant Defeasance. The covenants provided pursuant to Section 3.01(r), 9.01(b) or 9.01(g) of the Base Indenture for purposes of Section 13.03 of the Base Indenture are the covenants in Article 5 and Article 8 of this Supplemental Indenture and Section 5.15 of the Base Indenture.

ARTICLE 8

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 8.1. Offer to Repurchase Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 9.1 of this Supplemental Indenture, the Company will make an offer to purchase all the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). If a Note is repurchased pursuant to a Change of Control Offer on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the holder of record as of such Regular Record Date. Within 30 days following the date upon which a Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 9.1 of this Supplemental Indenture, the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice, which will govern the terms of the Change of Control Offer, in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(i) that a Change of Control Offer is being made pursuant to this Section 8.1 and that all Notes validly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase;

(ii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or given, other than as may be required by law) (the “Change of Control Payment Date”);

(iii) if sent prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date; provided, that if a Change of Control is consummated after a proposed Change of Control Payment Date and such Change of Control Offer is therefore not consummated, the Company shall make a Change of Control Offer in accordance with this Section 8.1 within 30 days following the later of the consummation of such Change of Control or a Below Investment Grade Rating Event;

(iv) that Notes must be tendered in multiples of $1,000, and any Note not validly tendered will remain outstanding and continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided, that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(ix) the other instructions, as determined by the Company, consistent with this Section 8.1 that a Holder must follow.

The notice, if mailed or given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or given in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes (of integral multiples of $1,000) validly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered;

(iii) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with this Section 8.1; and

(iv) deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the making of such Change of Control Payment have been complied with.

(c) The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate, upon receipt of an authentication order, and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Regular Record Date.

(e) Prior to making a Change of Control Payment, and as a condition to such payment (i) the requisite holders of each issue of indebtedness issued under an indenture or other agreement that would be violated by the making of such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that would be violated by the making of a Change of Control Payment or the Company will offer to repay all such indebtedness, make payment to the holders of such indebtedness that accept such offer and obtain waivers from the requisite remaining holders of such indebtedness of any event of default arising under the relevant indenture or other agreement as a result of the Change of Control. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of this Section 8.1 if the Company fails to comply with such covenant.

(f) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8.1 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

(h) Other than as specifically provided in this Section 8.1, any purchase pursuant to this Section 8.1 shall be made pursuant to the provisions of Sections 11.03, 11.05 and 11.07 of the Base Indenture.

(i) Notwithstanding anything to the contrary in the foregoing clauses (a) though (h), the Company’s obligation to make a Change of Control Offer may, subject to Section 4.2(b) of this Supplemental Indenture, be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

ARTICLE 9

OPTIONAL REDEMPTION

Section 9.1. Optional Redemption.

(a) At any time prior to December 15, 2022, the Company may redeem the Notes at its option, in whole or in part, upon notice pursuant to Section 11.04 of the Base Indenture, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the Redemption Date. On or after December 15, 2022, the Company may redeem the Notes at its option, in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date. Promptly after the determination thereof, the Company shall give the Trustee written notice of the Redemption Price provided for in this Section 9.1(a), and the Trustee shall not be responsible for such calculation. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the holder of record as of such Regular Record Date. Unless the Company defaults in payment of the Redemption Price, from and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(b) Except pursuant to clause (a) of this Section 9.1, the Notes shall not be redeemable at the Company’s option prior to January 15, 2023.

(c) Any redemption pursuant to this Section 9.1 shall be made pursuant to the provisions of Sections 11.01 through 11.07 of the Base Indenture; provided, that the words “by such method as the Trustee shall deem fair and appropriate and” in Section 11.03 of the Base Indenture shall be replaced with “by lot.”

(d) Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such Redemption Date be delayed to a date later than 60 days after the date on which such notice was given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed.

(e) The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Section 9.2. Modification of Base Indenture. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 11.06 of the Base Indenture is hereby amended by deleting the words “Record Dates” and replacing them with “Regular Record Date.”

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1. Governing Law. This Supplemental Indenture and each Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.2. Effect of Headings. The article and section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 10.3. Separability. In case any one or more of the provisions contained in the Indenture, this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, this Supplemental Indenture or the Notes, but the Indenture, this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.4. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely to the Notes.

Section 10.5. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 10.6. Waiver of Jury Trial. Section 1.15 of the Base Indenture is hereby incorporated herein.

Section 10.7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

AIR LEASE CORPORATION

By:	/s/ Gregory B. Willis
Name: Gregory B. Willis
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Fourteenth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Michele H.Y. Voon
Name: Michele H.Y. Voon
Title: Vice President

By:	/s/ Mark DiGiacomo
Name: Mark DiGiacomo
Title: Vice President

[Signature Page to Fourteenth Supplemental Indenture]

Exhibit A

Form of Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO AIR LEASE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AIR LEASE CORPORATION

**************************

2.750% Senior Notes due 2023

CUSIP: 00912X AX2

ISIN: US00912XAX21

No. [ ]	$[ ]

(as revised by the Schedule of Increases and

Decreases in Global Security attached hereto)

AIR LEASE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., the registered Holder hereof, the principal sum of [    ] Dollars ($[    ]) (as revised by the Schedule of Increases and Decreases in Global Security attached hereto) on January 15, 2023 and to pay interest thereon from and including November 20, 2017 or from and including the most recent date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing July 15, 2018 (each an “Interest Payment Date”), at the rate of 2.750% per annum (the “Interest Rate”), until the principal hereof is paid or made available for payment; provided that any principal, and any such installment of interest, that is overdue shall bear interest at the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. If any Interest Payment Date, Redemption Date or Stated Maturity of a Note is not a Business Day, the payment otherwise required to be made on such date may be made on the next Business Day with the same force and effect as if made on such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable but not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and, at the Company’s election, may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof to be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, New York (or, if the Company does not maintain such office or agency, at the corporate trust office of the Trustee in The City of New York or if the Trustee does not maintain an office in The City of New York, at the office of a Paying Agent in The City of New York), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of principal and interest on Global Securities shall be made by wire transfer in accordance with the procedures of the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of one or more authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [ ]	AIR LEASE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

[REVERSE OF NOTE]

This Note is one of a duly authorized series of securities of the Company designated as the “2.750% Senior Notes due 2023” (herein called the “Notes”), issued under an Indenture, dated as of October 11, 2012 (herein called the “Base Indenture”), as supplemented by the Fourteenth Supplemental Indenture dated as of November 20, 2017 (the “Fourteenth Supplemental Indenture”; the Base Indenture, as so supplemented, is herein called the “Indenture”), among the Company, as issuer, and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000. The Company may at any time issue Additional Notes under the Indenture in unlimited amounts having the same terms as the Notes, except as otherwise permitted by the Indenture.

The Notes do not have the benefit of any sinking fund obligation.

The Notes are redeemable prior to the Stated Maturity Date as provided in the Indenture. In the event of redemption of this Note in part only, a new Note or Notes in an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or of certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture or this Note, or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) an Event of Default has occurred and is continuing and the Holder of this Note has previously given written notice to the Trustee of such Event of Default and the continuance thereof, (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Indenture and this Note are governed by and construed in accordance with the laws of the State of New York.

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent thereof may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

All terms used in this Note that are not defined herein and are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Note have been made:

Date of decrease or increase	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints            as agent to transfer this Note on the Security Register. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 8.1 of the Fourteenth Supplemental Indenture, check the box below:

☐ Section 8.1

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 8.1 of the Fourteenth Supplemental Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).